Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 8, 2013

$[—] SuperTrackSM Notes due November 20, 2014 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-8105

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	August 16, 2013

Issue Date:	August 21, 2013

Averaging Dates:*	November 10, 2014, November 12, 2014, November 13, 2014, November 14, 2014 and November 17, 2014

Maturity Date:**	November 20, 2014

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Upside Leverage Factor:	2.00

Maximum Return:	16.00%*** *** The actual Maximum Return will be determined on the Initial Valuation Date and will not be less than 16.00%.

Payment at Maturity:

The payment at maturity on your Notes will be calculated as follows, in each case subject to our credit risk:

•      If the Index Return is greater than 0.00%, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return times the Upside Leverage Factor, calculated as follows and subject to the Maximum Return:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

Assuming that the Maximum Return is set at 16.00%, if the Index Return is 8.00% or more, you will receive a payment at maturity of $1,160.00 per $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.

•      If the Index Return is less than or equal to 0.00%, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return, calculated as follows:

$1,000 + [$1,000 × Index Return]

If the Reference Asset Return is negative, you will be fully exposed to the decline of the Index from the Initial Level to the Final Level. You could lose up to 100% of your principal at maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the Index Closing Level on the Initial Valuation Date.

Final Level:	The arithmetic average of the Index Closing Level on each of the Averaging Dates.

Index Closing Level:	With respect to any date, the closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TC62 / US06741TC629

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date”, Certain Features of the Notes—Final Valuation Date, Final Observation Date or Final Averaging Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

	Initial Issue Price†	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.65%	99.35%
Total	$[TBD]	$[TBD]	$[TBD]	$[TBD]

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 0.65% of the principal amount of the Notes, or $6.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $975.00 and $984.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-3 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the index supplement dated July 19, 2013 and the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

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ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the notes and make the following key assumptions:

•	Hypothetical Initial Level: 1,697.37

•	Upside Leverage Factor: 2.00

•	Maximum Return: 16.00%

Final Level	Index Return	Payment at Maturity*	Total Return on Notes
3,394.74	100.00%	$1,160.00	16.00%
3,225.00	90.00%	$1,160.00	16.00%
3,055.27	80.00%	$1,160.00	16.00%
2,885.53	70.00%	$1,160.00	16.00%
2,715.79	60.00%	$1,160.00	16.00%
2,546.06	50.00%	$1,160.00	16.00%
2,376.32	40.00%	$1,160.00	16.00%
2,206.58	30.00%	$1,160.00	16.00%
2,036.84	20.00%	$1,160.00	16.00%
1,867.11	10.00%	$1,160.00	16.00%
1,833.16	8.00%	$1,160.00	16.00%
1,782.24	5.00%	$1,100.00	10.00%
1,697.37	0.00%	$1,000.00	0.00%
1,612.50	-5.00%	$950.00	-5.00%
1,527.63	-10.00%	$900.00	-10.00%
1,357.90	-20.00%	$800.00	-20.00%
1,188.16	-30.00%	$700.00	-30.00%
1,018.42	-40.00%	$600.00	-40.00%
848.69	-50.00%	$500.00	-50.00%
678.95	-60.00%	$400.00	-60.00%
509.21	-70.00%	$300.00	-70.00%
339.47	-80.00%	$200.00	-80.00%
169.74	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*	per $1,000 principal amount Note

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from an Initial Level of 1,697.37 to a Final Level of 1,782.24.

Because the Index Return is positive and the Index Return times the Upside Leverage Factor is less than the Maximum Return, the investor receives a payment at maturity of $1,100.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 2.00] = $1,100.00

The total return on investment of the Notes is 10.00%.

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Example 2: The level of the Index increases from an Initial Level of 1,697.37 to a Final Level of 1,867.11.

Because the Index Return of 10.00% times the Upside Leverage Factor is greater than the Maximum Return, the investor receives a payment at maturity of $1,160.00 per $1,000 principal amount Note that they hold, the maximum possible payment on the Notes.

The total return on investment of the Notes is 16.00%.

Example 3: The level of the Index decreases from an Initial Level of 1,697.37 to a Final Level of 1,018.42.

Because the Index Return is negative, the investor is fully exposed to the negative performance of the Index. The investor will receive a payment at maturity of $600.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -40.00%] = $600.00

The total return on investment of the Notes is -40.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Averaging Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Exposure to U.S. Equities of the U.S. Equities of the Index—The return on the Notes is linked to the performance of the Index from the Initial Level to the Final Level, as described in this preliminary pricing supplement. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

PPS-5

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

You Will Be Fully Exposed to the Negative Performance of the Index; You May Lose Up to 100% of Your Investment—The Notes do not guarantee any return of principal. If the Index Return is negative, your Notes will be fully exposed to the negative performance of the Index from the Initial Level to the Final Level and you will lose some or all of your investment in the Notes.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Average of the Index Closing Levels on each of the Averaging Dates (As Compared to the Initial Level)—The Final Level of the Index will be based solely on the average of the Index Closing Levels on each of the Averaging Dates. Therefore, if the level of the Index drops precipitously on one or more of the Averaging Dates, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop or drops.

•

The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•

The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•

The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

PPS-6

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•

The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•

Additional Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have

PPS-7

current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-8

Information Regarding the Index

As noted above, the Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For more information about the Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index Closing Levels from January 1, 2008 through August , 2013. The Index Closing Level on August 6, 2013 was 1,697.37.

We obtained the Index closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-9